Mail Stop 3561

      							November 4, 2005

Via U.S. Mail and Fax (703.873.2300)
Charles R. Waldron
Senior Vice President and Chief Financial Officer
LCC International, Inc.
7925 Jones Branch Dr.
Suite 800
McLean, VA 22102

	RE:	LCC International, Inc.
      Form 10-K for the year ended December 31, 2004
		Filed March 23, 2005
      Form 10-Q for the quarter ended March 31, 2005
		Filed May 10, 2005
		File No. 0-21213

Dear Mr.Waldron:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Larry Spirgel
								Assistant Director

Mr. Scott N. Greenberg
GP Strategies Corporation
July 29, 2005
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